  Exhibit 99.1

Cover-All Technologies Inc. 55 Lane Road, Suite 300 Fairfield, NJ 07004 Tel: 973.461.5200	FOR IMMEDIATE RELEASE

Cover-All Announces Second Quarter 2012 Financial Results

Second Quarter, 2012 Revenues Increase 8.9% Vs. Second Quarter, 2011

FAIRFIELD, NEW JERSEY (August 14, 2012) — Cover-All Technologies Inc. (NYSE MKT: COVR), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the quarter ended June 30, 2012.

Operational Highlights:

•	For the three months ended June 30, 2012, revenues were $5.4 million compared to $5.0 million for the comparable period in 2011, an increase of 8.9%.
•	License revenue for the three months ended June 30, 2012 was $2.3 million compared to $1.9 million for the same period in 2011, an increase of 21.8%.
•	Support Services revenue for the three months ended June 30, 2012 was $2.1 million compared to $2.1 million in the same period in 2011, relatively flat.
•	Professional Services revenue for the three months ended June 30, 2012 was $1.0 million compared to $1.0 million in the year-ago period, relatively flat.
•	Balance sheet remains solid with stockholders’ equity at $15.7 million as of June 30, 2012. The Company completed the second quarter of 2012 with $562,000 in cash, $763,000 in working capital and no long-term debt.
•	The release of Cover-All’s Test Studio which facilitates the automated testing of complex insurance transactions, Cover-All’s new Business Intelligence iPad app and full support for the Businessowners Policy (BOP) along with its new Policy Solution, acquisition of BlueWave claims, new Billing solution (in development), and new marketing initiatives is creating significant interest in the property and casualty marketplace and a growing pipeline. These announcements represent milestones in Cover-All’s strategy to expand from a niche product provider to one providing an enterprise suite of products and services.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “We continue to make solid progress against both our growth and product development goals, as evidenced by the 53.1% sequential increase in revenues and the $1.5 million positive swing in EBITDA*, a non-GAAP metric, to $830,877. As expected, our growth is uneven from quarter to quarter reflecting the unpredictability of the exact timing of customer decisions. We continue to believe that our total revenue for 2012 will represent a sixth consecutive year of record revenues. Our full-year outlook was based on a growing pipeline of potential business, for both new business and upgrades for existing customers, and the sequential and year-over-year financial progress validates this confidence. The license growth in the second quarter came from two important customers. One of them significantly upgraded to Cover-All’s new Policy Administration platform and also licensed our Business Intelligence solution and Test Studio product. The second customer was Universal Group, Inc., which upgraded to Cover-All’s new Policy Administration platform and its Commercial Lines products including Commercial Auto, Commercial Package (Property, General Liability, Inland Marine, Crime), Boiler & Machinery, EPLI and Umbrella. Our overall revenue outlook includes revenue from additional upgrades and new customers. We believe our ability to close more sales and upgrades will improve as we deploy additional systems to serve as reference accounts.”

“Simultaneously, we are continuing to develop, market, and deploy solutions to bolster our competitive position,” Mr. Roblin continued. “Earlier in August, we released a new automated testing solution, Cover-All Test Studio. This innovative tool enables property and casualty insurers to rapidly institute and adopt product updates and changes while still being assured of quality. We also launched our industry leading Business Intelligence App for the iPad improving the speed and ease-of-use for our customers with powerful and configurable graphic tools and reports. Although our new billing solution and Development Studio will not be released until early in the first quarter of 2013, we are already seeing significant interest in these offerings. Our new and focused marketing outreach is gaining traction in the marketplace, as the industry is recognizing that Cover-All has reinvented itself and beginning to take a fresh look at us as an entirely new company, with state-of-the-art, comprehensive offerings. Our marketplace is very competitive and the sales cycles are long (and unpredictable in many cases) but we believe we have the modern, function-rich products, knowledgeable people and customer base to compete and win. Our second quarter progress, coupled with our continued development and marketing progress, gives me tremendous enthusiasm for the future.”

Financial Results for the Six Months Ended June 30, 2012

Total revenues for the six months ended June 30, 2012 were $9.0 million compared to $10.2 million for the same period in 2011, a decrease of 11.8%. License revenue for the six months ended June 30, 2012 was $2.4 million compared to $3.8 million for the same period in 2011. Support Services revenue (which represents contracted continuing revenue) was $4.3 million for the six months ended June 30, 2012, up 1.5% from $4.2 million in the same period in 2011. Professional Services revenue for the six months ended June 30, 2012 was $2.3 million, up 7.3% compared to $2.1 million for the same period in 2011.

Total expenses (cost of revenue and operating expenses) for the six months ended June 30, 2012 were $10.5 million, up 26.9% compared to $8.3 million in the comparable period of 2011. Operating income for the six months ended June 30, 2012 was ($1.5 million) compared to $1.9 million in the comparable period in 2011. EBITDA was $202,000, or $0.01 per diluted share, for the six months ended June 30, 2012 compared to $2.7 million, or $0.10 per diluted share, for the six months ended June 30, 2011. Net loss for the six months ended June 30, 2012 was $(1.5 million), or $(0.06) per basic and diluted share (based on 25.9 million basic and diluted weighted average shares), compared to a net income of $1.9 million, or $0.08 per basic and $0.07 per diluted share (based on 25.1 million basic and 26.4 million diluted weighted average shares, respectively), in the same period of 2011.

Financial Results for the Three Months Ended June 30, 2012

Total revenues for the three months ended June 30, 2012 were $5.4 million compared to $5.0 million for the same period in 2011, an increase of 8.9%. License revenue for the three months ended June 30, 2012 was $2.3 million compared to $1.9 million for the same period in 2011. Support Services revenue (which represents contracted continuing revenue) was $2.1 million for the three months ended June 30, 2012, up 1.7% from $2.1 million in the same period in 2011. Professional Services revenue for the three months ended June 30, 2012 was $1.0 million compared to $1.0 million for the same period in 2011, staying relatively flat.

Total expenses (cost of revenue and operating expenses) for the three months ended June 30, 2012 were $5.5 million, up 27.1% compared to $4.3 million in the comparable period of 2011. Operating income for the three months ended June 30, 2012 was $(54,000) compared to $675,000 in the comparable period in 2011. EBITDA was $831,000, or $0.03 per diluted share, for the three months ended June 30, 2012 compared to $1.0 million, or $0.04 per diluted share, for the three months ended June 30, 2011. Net loss for the three months ended June 30, 2012 was $(39,000), or $(0.00) per basic and diluted share (based on 25.9 million basic and diluted weighted average shares), compared to a net income of $681,000, or $0.03 per basic and diluted share (based on 25.2 million basic and 26.6 million diluted weighted average shares, respectively), in the same period of 2011.

“Our results in the second quarter 2012 include an EBITDA gain of $0.03 per diluted share caused by an increase in expense for sales/marketing and the increased costs associated with the acquisition of the PipelineClaimsTM assets of BlueWave Technology,” concluded Mr. Roblin. “Our GAAP loss of $(0.00) per diluted share includes approximately $0.03 per diluted share which was largely attributable to the continued amortization of the development costs of our new products.”

Outlook

Given the current pipeline of new customers and indications of interest from existing customers for upgrades but taking into account the uncertainty of the timing of customer decisions as well as the reduced amount of time remaining in 2012 to recognize professional services and support revenues, management today revised its full-year 2012 revenue goal of between $19 million and $23 million, down from their earlier projection of $22 million to $25 million. This would represent an increase of between 8% and 30% compared to 2011 revenue level, which was a Cover-All record.

This goal is based on the Company’s current business forecast as of the date of this press release and may be subject to risks and uncertainties (see the “Forward-looking Statements” heading below), which could therefore cause actual results to differ from those projected above.

Balance Sheet

Stockholders’ equity was $15.7 million as of June 30, 2012 compared to $16.9 million as of December 31, 2011. Total assets increased to $20.9 million as of June 30, 2012 compared to $20.5 million as of December 31, 2011. As of June 30, 2012, the Company had $562,000 in cash, $763,000 in working capital and no long-term debt.

Conference Call Information

Management will conduct a live teleconference to discuss its 2012 second quarter financial results at 5:00 p.m. ET on Tuesday, August 14, 2012. Anyone interested in participating should call 1-877-941-4774 if calling from the United States, or 1-480-629-9860 if dialing internationally. A replay will be available until August 21, 2012, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4558552 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://public.viavid.com/index.php?id=101379.

*Use of Non-GAAP Financial Measures

In evaluating its business, Cover-All considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. The Company presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles (“U.S. GAAP”) and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Cover-All, limiting their usefulness as comparative tools. Cover-All compensates for these limitations by relying on its U.S. GAAP results and using EBITDA only supplementally.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry — the first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring its customers outstanding capabilities and value. With its extensive insurance knowledge, experience and commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance CenterTM (MIC) NexGen, Insurance Policy DatabaseTM (IPD) and PipelineClaimsTM are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 2, 2012, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey
Chief Financial Officer
(973) 461-5190
amassey@cover-all.com

Investor Contact:
Hayden IR
Brett Maas, Principal
(646) 536-7331
brett@haydenir.com

The following is a summary of operating highlights for the three months and six months ended June 30, 2012 and 2011, respectively, the consolidated balance sheets as of June 30, 2012 and December 31, 2011, respectively, and EBITDA reconciliation to net income for the three and six months ended June 30, 2012 and 2011, respectively:

Cover-All Technologies Inc. and Subsidiaries
Consolidated Statement of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
Licenses	$2,296,000	$1,884,433	$2,425,998	$3,845,594
Support Services	2,141,182	2,105,692	4,281,359	4,219,935
Professional Services	1,001,164	1,005,467	2,283,083	2,127,506
Total Revenues	5,438,346	4,995,592	8,990,440	10,193,035
Cost of Revenues:
Licenses	1,187,770	869,481	2,155,540	1,386,725
Support Services	1,549,203	1,187,050	3,047,702	2,325,170
Professional Services	1,287,877	1,100,388	2,566,167	2,409,495
Total Cost of Revenues	4,024,850	3,156,919	7,789,409	6,121,390
Direct Margin	1,413,496	1,838,673	1,201,031	4,071,645
Operating Expenses:
Sales and Marketing	812,137	481,915	1,348,584	872,057
General and Administrative	449,642	521,770	871,123	974,096
Acquisition Costs	—	—	136,957	—
Research and Development	205,331	160,425	359,506	314,237
Total Operating Expenses	1,467,110	1,164,110	2,716,170	2,160,390
Operating (Loss) Income	(53,614)	674,563	(1,515,139)	1,911,255
Other (Income) Expense
Interest Expense	—	—	—	3,750
Interest Income	(5)	(2,996)	(37)	(3,079)
Other Income	(14,441)	(3,821)	(14,539)	(13,530)
Total Other (Income) Expense	(14,446)	(6,817)	(14,576)	(12,859)
(Loss) Income Before Income Taxes	(39,168)	681,380	(1,500,563)	1,924,114
Income Taxes	—	—	—	37,385
Net (Loss) Income	$(39,168)	$681,380	$(1,500,563)	$1,886,729
Basic (Loss) Earnings Per Common Share	$(0.00)	$0.03	$(0.06)	$0.08
Diluted (Loss) Earnings Per Common Share	$(0.00)	$0.03	$(0.06)	$0.07
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	25,858,000	25,183,000	25,858,000	25,134,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	25,858,000	26,615,000	25,858,000	26,426,000

Cover-All Technologies Inc. and Subsidiaries
Consolidated Balance Sheet

	June 30, 2012	December 31, 2011
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$561,718	$3,281,965
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000)	3,245,380	1,817,793
Prepaid Expenses	1,045,268	576,522
Deferred Tax Asset	1,099,000	1,099,000
Total Current Assets	5,951,366	6,775,280
Property and Equipment — At Cost:
Furniture, Fixtures and Equipment	983,866	912,527
Less: Accumulated Depreciation	608,480	633,356
Property and Equipment — Net	375,386	279,171
Goodwill	1,039,114	1,039,114
Capitalized Software (Less Accumulated Amortization of $15,654,916 and $14,134,024, Respectively)	10,787,916	8,799,711
Customer Lists/Relationships (Less Accumulated Amortization of $193,093 and $126,093, Respectively)	208,908	93,907
Non-Competition Agreements (Less Accumulated Amortization of $142,044 and $110,044, Respectively)	17,956	49,956
Deferred Tax Asset	2,168,500	2,168,500
Business Acquisition	—	1,035,821
Other Assets	365,261	216,971
Total Assets	$20,914,407	$20,458,431

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$1,941525	$440,635
Accrued Expenses Payable	847,344	753,888
Deferred Charges	17,515	43,788
Unearned Revenue	2,381,609	2,298,985
Total Current Liabilities	5,187,993	3,537,296
Long-Term Liabilities:
Deferred Charges	—	—
Total Liabilities	5,187,993	3,537,296
Commitments and Contingencies	—	—
Stockholders’ Equity:
Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 25,857,730 and 25,782,730 Shares Issued and Outstanding in 2012 and 2011, Respectively	258,577	257,827
Paid-In Capital	31,117,151	30,812,059
Accumulated Deficit	(15,649,314)	(14,148,751)
Total Stockholders’ Equity	15,726,414	16,921,135
Total Liabilities and Stockholders’ Equity	$20,914,407	$20,458,431

Cover-All Technologies Inc. and Subsidiaries
EBITDA Reconciliation to U.S. GAAP Net Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net (Loss) Income	$(39,168)	$681,380	$(1,500,563)	$1,886,729
Interest Income (Expense), Net	5	2,996	37	(671)
Income Tax Expense	—	—	—	37,385
Depreciation	43,252	38,333	83,112	81,019
Amortization	826,788	321,601	1,619,891	650,791
EBITDA	$830,877	$1,044,310	$202,477	$2,655,253
EBITDA per Common Share:
Basic	$0.03	$0.04	$0.01	$0.10
Diluted	$0.03	$0.04	$0.01	$0.10